Exhibit 10.4

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement') is entered into this 26th day of July, 2021 (the “Effective Date”) by and between Tilray, Inc., a Delaware corporation (the "Company") and Carl Merton (the "Executive").

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer, and Executive desires to serve in such capacity on behalf of the Company, upon the terms and conditions hereinafter set forth; and

WHEREAS, Executive acknowledges that he has had an opportunity to consider this Agreement and to consult with an independent advisor of his choosing with regard to the terms of this Agreement, and enters into this Agreement voluntarily and with a full understanding of its terms.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment.

1.1 Employment Period. Subject to the provisions for earlier termination provided herein, the Company shall continue to employ the Executive as of the Effective Date.  The Agreement will be effective from the Effective Date and will continue until it is terminated in accordance with the provisions provided in Section 3 of this Agreement (the “Employment Period”). For the avoidance of doubt, the parties acknowledge and agree that Executive was employed in good standing by the Company prior to the Effective Date of this Agreement, and any subsequent calculation done under this Agreement shall give effect to such prior employment effective as of May 1, 2021, including without limitation the calculation of Executive’s severance (if any), Performance Bonus and LTIP award in respect of the fiscal year-ending May 31, 2022.

1.2 Position. Commencing on the Effective Date, Executive shall serve as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company, and shall perform all duties and accept all responsibilities incident to such position and such other duties as may be reasonably assigned to Executive by the Chief Executive Officer of the Company consistent with such position, as set forth below.

1.3 Extent of Services. Executive shall use his best efforts to carry out Executive's duties and responsibilities consistent with this Agreement and shall devote substantially all of Executive's business time, attention and energy thereto. In the performance of his duties, Executive shall observe and adhere to all applicable Company policies and procedures as may be interpreted, adopted, revised or deleted from time to time in the Company's sole discretion. During the Employment Period, Executive may engage in (a) volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve and (b) with the consent of the Board of Directors of Company (“Board”) (which consent shall not be unreasonably withheld), serve on one (1) for-profit board of directors, in all such cases not interfering with Executive's responsibilities and performance of Executive's duties hereunder. The foregoing shall not be construed as preventing Executive from owning less than two percent (2%) of the total outstanding shares of a publicly traded company.

1.4 No Fixed Location of Services. The Executive shall not be required to perform any of the duties set out herein from any specific location or premises but is permitted to work from the Company’s offices in New York, New York, United States or Toronto, Ontario, Canada, provided that at all times such duties are exercised faithfully and

Executive Employment Agreement (Canada)

diligently. The Executive shall undertake such travel within or outside of the United States and Canada as is necessary or advisable for the efficient operations of the Company and the performance of Executive's duties hereunder.

2. Compensation and Benefits.

2.1 Base Salary. For all the services rendered by Executive hereunder, effective as of May 1, 2021, the Company shall pay Executive a base salary ("Base Salary") at the annual rate of four hundred seventy-five thousand Canadian Dollars (CAD $475,000), subject to all required withholdings and authorized deductions and payable bi-weekly in installments at such times as the Company customarily pays its other senior level executives. Executive's Base Salary is subject to annual review by the Compensation Committee of the Board (the "Compensation Committee") consistent with other members of the Company's executive team.

2.2 Annual Performance Cash Bonus. For each fiscal year during the Employment Period, Executive shall be eligible to participate in the Annual Performance Cash Bonus Plan (the “Annual Performance Plan”), as it may be amended from time to time.  Pursuant to the Annual Performance Plan, Executive shall be entitled to receive annual performance cash bonuses in an amount up to one hundred percent (100%) of his Base Salary (the "Performance Bonus") based upon the achievement of such performance metrics (the “Bonus Metrics”) established by the Compensation Committee.  Any Performance Bonuses payable pursuant to the Annual Performance Plan shall be paid as soon as reasonably practicable after the end of each fiscal year to which the Performance Bonus relates, but in no event later than two and one-half (2 1/2) months after the end of such fiscal year.  Executive acknowledges that he has no expectation that in any fiscal year there will be a Performance Bonus, and that the amount of the Bonus, if any, that the Executive may be granted may change from year to year as described in this Section 2.2.  Subject to the Compensation Committee's discretion, and Section 3 of this Agreement, except to the minimum extent required in order to comply with the Employment Standards Act, 2000 (Ontario), as amended from time to time (the “ESA”), in no event shall Executive be eligible to receive a Performance Bonus, or any portion thereof, unless Executive is employed in good standing by the Company both at the time the amount of the Performance Bonus, if any, is determined by the Compensation Committee, and at the time such Performance Bonus, as so determined, is paid.

2.3 Initial Equity Compensation.  The Company shall grant Executive two million U.S. Dollars ($2,000,000) of Restricted Stock Units as follows:

a.

Performance-Based Grant.  The Company shall grant to Executive a number of performance-based restricted stock units (“PSUs”), valued based on the closing price of the Company’s Shares on the grant date valued at $666,666 which grant shall be subject to the performance conditions and vesting schedule set forth in Exhibit A and the applicable form of award agreement.

b.

Time-Based RSUs.  The Company shall grant to Executive time-based restricted stock units (“RSUs”), valued based on the closing price of the Company’s Shares on the grant date equal to $666,666 which grant shall be subject to time-based vesting of 1/3 on June 1, 2022 (the “Initial Vesting Date”) and 1/3 on each of the first (1st) anniversary and the second (2nd) anniversary of the Initial Vesting Date, subject to Executive’s continued employment through such vesting dates (except as otherwise set forth in this Agreement), and the applicable form of award agreement.

c.

Synergy Equity Grant.  The Executive shall be awarded, no later than August 31, 2021, a number of restricted stock units valued based on closing price of the Company’s Shares on the grant date equal to $666,6667 (the “Synergy Equity Grant”), which grant shall be subject to the applicable

Executive Employment Agreement (Canada)

form of award agreement and the satisfaction of the time and performance-based vesting conditions below to be achieved no later than the third (3rd) anniversary of the Effective Date as follows:

a.

Time-Based Vesting Condition:  Subject to the satisfaction of the performance-based vesting conditions on or prior to each applicable vesting date and in no event after the final Vesting Date, 50% of the Synergy Equity Grant shall vest on the first anniversary of the Effective Date (the “Initial Vesting Date”), and an additional 25% shall vest on each of the first (1st) and second (2nd) anniversaries of the Initial Vesting Date (each a “Time-Based Vesting Date” or a “Vesting Date”); provided, however, that in the event that a performance-based vesting condition has not been satisfied on an earlier Vesting Date, but is satisfied on a later Vesting Date, then the portion of the award that did not vest on the earlier Vesting Date shall become vested on the later Vesting Date.

b.

Performance-Based Vesting Condition: Achievement of the following cost savings from synergies achieved in connection with the Aphria/Tilray transaction in accordance with the Synergy Plan presented to and approved by the Compensation Committee on July 26, 2021, prior to or on the applicable Time-Based Vesting Date: 50% satisfied when $50,000,000 in cost savings are achieved, and 100% satisfied when $80,000,000 of cumulative cost savings are achieved in accordance with the Synergy Plan submitted to the Board, in each case, as determined by the Company's Compensation Committee.

The Synergy Equity Grant shall be settled within 30 days of the date each Time-Based Vesting Condition provided the Performance-Based Vesting Condition has been satisfied (e.g., if the grant date is July 1, 2021, and the 50% target is hit on May 1, 2022, then 25% of the award shall vest on July 1, 2022; then, if the 100% target is hit on September 1, 2022, an additional 50% shall vest on July 1, 2023, and the final 25% shall vest on July 1, 2024).  Except as otherwise provided, herein, in the event that neither Performance-Based Vesting Condition is satisfied by the third (3rd) anniversary of the Effective Date, then the Synergy Equity Grant shall be forfeited.

The Initial Equity Grant will be subject to such terms and conditions as set forth in the applicable equity award agreement.

2.4 Equity Compensation.  For each fiscal year during the Employment Period, Executive shall be eligible to participate in the Company’s Long Term Incentive Plan, as it may be amended from time to time.  Pursuant to the Long Term Incentive Plan (the “LTIP”), Executive shall be entitled to receive annual equity grants, at such time as annual equity grants are made to other executives, in such amounts, types and terms as determined in the sole discretion of the Board based on Executive's individual performance and the performance of the Company; provided, however, that the Executive’s annual target shall be in an amount equal to one hundred seventy five (175%) of Base Salary based upon the achievement of certain performance metrics. The terms and conditions of the annual equity grant will be established by the Board at the time of the grant and will be subject to the terms of the Company's applicable equity plan and form of equity award agreement. Annual equity grants shall be subject to reevaluation each performance period based on peer market data and shall be subject to the sole discretion of the Board.

2.5 Retirement and Welfare Plans. Executive shall be eligible to participate in employee retirement and welfare benefit plans made available to the Company's senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of

Executive Employment Agreement (Canada)

the plans. Nothing in this Agreement shall prevent the Company from adopting, amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

2.6 Vacation. Executive shall be entitled to 5 weeks of annual vacation, which shall be subject in all respects to the terms and conditions of the Company's vacation and paid time off policies, as may be in effect from time to time.

2.7 Reimbursement of Expenses. Executive shall be eligible to be reimbursed for all customary and appropriate business-related expenses actually incurred by Executive and documented in accordance with the Company's policies applicable to senior level executives and as may be in effect from time to time.

2.8 Corporate Phone Plan. The Executive shall be eligible to participate in a corporate phone plan, subsidized entirely by the Company.  The phone plan will cover the costs of an iPhone (or similar Smartphone device) for the Executive’s sole use and business needs.

2.9 Car Allowance.  The Company shall pay to the Executive an automobile allowance of one thousand Canadian dollars (CAD $1,000) per month (the “Car Allowance”) to cover the leasing and insurance costs of operating a motor vehicle. The Company agrees that it will use commercially reasonable efforts to arrange for the payment of the Car Allowance to be made directly to the Executive’s dealership or other institution responsible for the leasing payment. If such arrangements are not feasible or commercially practicable or if for any other reason the payment cannot be made directly, the Company will pay the Car Allowance to the Executive.  The Executive shall be responsible for payment of all amounts attributable to the taxable benefit arising from the Company’s payments hereunder.

3. Termination.

Notwithstanding Section 1, Executive's employment shall terminate, and the Employment Period shall terminate concurrently therewith, upon the occurrence of any of the following events:

3.1 Termination for Any Reason

(a) The Company may terminate Executive's employment at any time by providing Executive with Executive’s minimum entitlements as required under the ESA, on the termination and severance of Executive’s employment, including if and as applicable, notice of termination (or pay in lieu thereof), severance pay, vacation pay accrual and continuation of benefits and benefit plan contributions (the “Statutory Entitlements”).

3.2 Termination Without Cause or Resignation for Good Reason.

(a) The Company may terminate Executive's employment at any time without Cause (as defined in Section 3.8).  Executive may initiate a termination of employment under this Section 3.2 by resigning for Good Reason (in accordance with the notice provision set forth in Section 3.8(e)).

(b) In addition to the Statutory Entitlements, if Executive's employment terminates as described in Section 3.2(a) above and if, upon such termination, Executive (i) executes a written release (including with respect to all matters arising out of or related to Executive's employment by the Company or the termination thereof), and (ii) complies with the terms and conditions of the release, including, without limitation, the terms and conditions of

Executive Employment Agreement (Canada)

Sections 5, 6, 7, 8, and 9 (which shall be incorporated in the release by reference) below, Executive will be entitled to receive the benefits described below (collectively, the "Severance"):

(i) Executive shall receive cash severance in an amount equal to (A) twelve (12) months of Executive's then-current Base Salary, less any amounts paid to the Executive as pay in lieu of notice of termination or severance pay as part of the Statutory Entitlements (the "Base Salary Severance"); plus (B) Executive's Performance Bonus at target for the fiscal year in which Executive's employment is terminated prorated based on the number of days Executive is employed during such fiscal year (the “Bonus Severance”).

(ii) To the extent approved by the Company’s benefits provider, Executive shall continue to be entitled to continue to participate in the health benefit plans in which the Executive was participating as of the at the date of termination of Executive’s employment for twelve (12) months from the date of termination; and

(iii) acceleration of vesting of any of Executive’s time-based only equity awards that remain unvested as of the termination date and, solely with respect to acceleration of vesting of any performance-based equity award, as determined in the discretion of the Compensation Committee.

(c) Executive agrees and acknowledges that the Severance provided to Executive pursuant to Section 3.2(b) is in lieu of, and is not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program, other than the Statutory Entitlements.

(d) Executive agrees and acknowledges that if Executive fails to comply with the release and/or Section 5, 6, 7, 8 or 9 below, all payments under Section 3.2(b) shall immediately cease and Executive shall be required to repay immediately any Severance previously paid by the Company thereunder.

3.3 Termination Without Cause or Resignation for Good Reason Upon or After a Change of Control.

(a) If a Change of Control occurs and, during the 12-month period commencing on the date of the Change of Control, the Company terminates Executive's employment without Cause, Executive initiates a termination of employment by resigning for Good Reason, this Section 3.3 shall apply in lieu of Section 3.2.

(b) In addition to the Statutory Entitlements, if Executive's employment terminates as described in Section 3.3(a) and if, upon such termination, Executive (i) executes a release, and (ii) complies with the terms and conditions of the release, including without limitation, Sections 5, 6, 7, 8, and 9 (which shall be incorporated into the release by reference) below, Executive shall be entitled to receive the following (collectively, the "Change of Control Severance"):

(i) Executive shall receive cash severance in an amount equal to the sum of (A) twenty-four (24) months of Executive's then-current Base Salary, less any amounts paid to the Executive as pay in lieu of notice of termination or severance pay as part of the Statutory Entitlements, plus (B) two times (2x) the Executive's Performance Bonus at target, plus (C) a pro rata bonus equal to Executive’s Performance Bonus for the year of termination of employment based on the number of days Executive was employed during the fiscal year in which the termination occurs, if the Change of Control occurs after the end of the first quarter of the fiscal year. The Change of Control Severance amount shall be paid in a single lump-sum payment, less all required withholdings and deductions, subject to Section 3.3(c) below.

Executive Employment Agreement (Canada)

(ii) To the extent approved by the Company’s benefits provider, Executive shall continue to be entitled to participate in the health benefit plans in which the Executive was participating at the date of termination of Executive’s employment for twelve (12) from the date of termination.

(iii) Acceleration of vesting of any of Executive’s equity awards that remain outstanding as of Executive’s termination date except with respect to the PSUs (as set forth in Section 2.3) which shall be subject to the terms and conditions in the applicable award agreement.

(c) Except as otherwise required by Section 3.10, the payments described in subsections (i) and (ii) above shall be paid or begin, as the case may be, within thirty (30) days, provided Executive has timely executed the release.

(d) Executive agrees and acknowledges that the Change of Control Severance provided to Executive pursuant to Section 3.3(b) is in lieu of and/or in full satisfaction of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program, other than the Statutory Entitlements.

(e) Executive agrees and acknowledges that if Executive fails to comply with Section 5, 6, 7 or 8 below, all payments under Section 3.3(b) shall immediately cease and Executive shall be required to repay immediately any Change of Control Severance previously paid by the Company thereunder.

3.4 Termination by Reason of Death. If Executive dies while employed by the Company, all obligations of the parties hereunder shall terminate immediately. Executive will not receive the Severance or the Change of Control Severance.

3.5 Resignation without Good Reason. The Executive (may initiate a termination of employment by resigning without Good Reason upon not less than four (4) weeks’ prior written notice to the Company. The Company may, in its sole and absolute discretion, require that Executive not attend work during this notice of resignation period, provided that the Company continues to pay any amounts Executive would have earned and maintains Executive’s participation in the benefit plans and programs in which Executive then participates for this notice of resignation period. ,In such event, Executive will not receive the Severance, the Change of Control Severance, or any other severance compensation or benefits.

3.6 Notice of Termination. Any termination of Executive's employment by either party shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 13. The notice of termination shall (a) indicate the specific termination provision in this Agreement relied upon; (b) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, provided, that no basis need be provided by the Company in connection with a termination without Cause by the Company or a termination without Good Reason by Executive;  and (c) specify the termination date in accordance with the requirements of this Agreement.

3.7 Cooperation with the Company After Termination. During any notice period preceding termination of Executive's employment for any reason, Executive agrees to cooperate with the Company in all matters relating to the winding up of Executive's pending work and the orderly transfer and transition of any such pending work to such other employees as may be designated by the Company. Following termination of employment, Executive agrees to cooperate with the Company, at reasonable times and locales and upon reasonable prior notice, in (a) responding to requests by the Company for information concerning work performed by Executive during the period

Executive Employment Agreement (Canada)

of Executive's employment with the Company and with regard to any matters that relate to or arise out of the business of the Company during the period of employment and about which Executive may have knowledge; and (b) any investigation or review that may be performed by the Company or any government authority or in connection with any litigation or proceeding in which the Company may become involved. Executive's obligations under this Section 3.7 include (without limitation) (i) making himself available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative; (ii) assisting the Company or any of its affiliates in any such action, suit, or proceeding, by providing truthful and accurate information; (iii) and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to any of the Company's affiliates as may be reasonably requested and after taking into account the Executive's post-termination responsibilities and obligations. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

3.8 Definitions.

(a) "Cause" shall mean any of the following grounds for termination of Executive's employment:

(i) Executive has been convicted of or enters a plea of guilty to, any indictable or hybrid offense or any crime involving moral turpitude;

(ii) Executive fails to perform Executive's reasonably assigned duties for the Company (other than a failure resulting from Executive's incapacity due to physical or mental illness), which failure has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform;

(iii) Executive directly or indirectly causes material damage to any tangible or intangible property of or belonging to the Company;

(iv) Executive engages in conduct that is harmful to the public reputation of the Company

(v) Executive engages in any act of dishonesty, fraud, or immoral or disreputable conduct;

(vi) Executive engages in insubordination or gross negligence in the performance of Executive's duties;

(vii) Executive engages in willful misconduct, disobedience or willful neglect of duty that is not trivial and has not been condoned by the Company;

(viii) Executive materially breaches any material covenant or condition of this Agreement (including Sections 5, 6, 7, 8, 9 or 10 below) or any other written agreement between the parties, or breaches Executive's fiduciary duty to the Company; or

(ix) Executive materially violates or breaches the Company's written Code of Conduct, or other material written policy applicable to Executive.

Executive Employment Agreement (Canada)

(b) "Change of Control" means the first of the following to occur: (i) a Change in Ownership of the Company, (ii) a Change in Effective Control of the Company, or (iii) a Change in the Ownership of Assets of the Company, as described herein.

(i) A “Change in Ownership of the Company” shall occur on the date that (A) any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of the Company that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of Company, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of the Company or to cause a Change in Effective Control of the Company (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock or (B) a merger, consolidation, plan of arrangement or reorganization of the Company that results in the beneficial, direct or indirect transfer of more than 50% of the total voting power of the resulting entity’s outstanding securities to a person, or group of persons acting jointly and in concert, who are different from the person(s) that have, beneficially, directly or indirectly, more than 50% of the total voting power prior to such transaction..

(ii) A “Change in Effective Control of the Company” shall occur on the date either (A) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company.

(iii) A “Change in the Ownership of Assets of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of  the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company's securities immediately before such transaction.

The following rules of construction apply in interpreting the definition of Change in Control:

(A) A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of Company pursuant to a registered public offering.

Executive Employment Agreement (Canada)

(B) Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C) A Change in Control shall not include a transfer to a related person or a public offering of capital stock of the Company.

(D) For purposes of the definition of Change in Control, Section 318(a) of the United States Internal Revenue Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(c) “Confidential Information” means information, whether or not originated by the Executive, that relates to the business or affairs of the Company or its affiliates, their clients or Suppliers and is confidential or proprietary to the Company, its affiliates or their clients or Suppliers.

(i)Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated or marked as confidential and whether or not stored on a Company device or personal device):

(A)work product resulting from or related to work or projects performed or to be performed by the Company, including but not limited to, the interim and final lines of inquiry, hypotheses, research and conclusions related thereto and the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(B)internal Company personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals;

(C)marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company which have been or are being discussed, Customer names and Customer information;

(D)contracts and their contents, client services, data provided by clients and the type, quantity and specifications of products and services purchased, leased, licensed or received by clients of the Company; and,

Executive Employment Agreement (Canada)

(E)all confidential information of the Company which becomes known to the Executive as a result of employment with the Company, which the Executive acting reasonably, believes is confidential information of the Company or which, the Company takes measures to protect, provided that the Executive is aware or ought to be aware of such measures.

(ii)Confidential Information does not include:

(A)the general skills, general knowledge and experience gained during the Executive’s employment;

(B)information publicly known without breach of this Agreement; or,

(C)information, the public disclosure of which is required to be made by any law, regulation, governmental authority or court (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company where it is within the Executive’s control to provide such notice, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

(d) "Customer" means any Person who, in the twelve (12) months preceding the date of the termination of the Executive’s employment hereunder for any reason, has purchased from the Company or its affiliates, with the Executive’s assistance, any material amount of product or services produced, sold, licensed, or distributed by the Company in respect of the Business.

(e) "Good Reason" shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto:

(i) Any reduction in Executive’s Base Salary or any failure to pay Executive any material amounts which he or she is due or eligibility to participate in the Performance Bonus plan or LTIP program in an applicable year;

(ii) The material diminution of Executive's duties, responsibilities, powers or authorities, including the assignment of any duties and responsibilities materially inconsistent with his position Chief Financial Officer, provided that Good Reason shall not exist under this clause (ii) if such diminution of authority, duties and responsibilities is a result of the hiring of additional subordinates to assume some of Executive's duties and responsibilities which are in fact, in the aggregate from time to time, not a material diminution of such authority, duties and responsibilities as Chief Financial Officer. The sale or disposition of any subsidiary or business of the Company to the extent such event does not rise to the level of a sale of all or substantially all of the Company's assets shall not in and of itself be deemed to be a material diminution of duties;

(iii) A material adverse change in Executive's reporting responsibilities so that he no longer reports to the Chief Executive Officer of the Company;

(iv) The Company requires that Executive's principal office location be moved to a location more than fifty (50) miles from Executive's principal office location immediately before the change without Executive's prior consent; and

Executive Employment Agreement (Canada)

(v) A material breach by the Company of this Agreement or any other written agreement between the parties.

For purposes of this Agreement, Executive shall not have Good Reason for termination unless (i) Executive reasonably determines in good faith that a "Good Reason" condition has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason condition within thirty (30) days of such occurrence; (iii) the Company shall have a period of not less than thirty (30) days following such notice (the "Cure Period''), to cure the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following expiration of the Cure Period as reasonably determined by the Company in good faith; and (v) Executive terminates his employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) "Supplier" means any Person who, in the twelve (12) months’ preceding the date of the termination of the Executive’s employment hereunder for any reason, has supplied to the Company or its affiliates, with the Executive’s assistance, any material amount of product or services produced, sold, licensed, or distributed by the Company in respect of the Business.

3.9 Additional Company Requirements. In the event of termination of Executive’s employment hereunder for any reason, the Company will continue to comply with obligations related to the LATAM Review as defined in the Amended and Restated Indemnity Agreement, executed between Aphria, Inc. and the Executive on January 1, 2020.

3.10 Termination of Obligations. Except as set out in this Agreement, Executive will not be entitled to any further notice of termination, reasonable notice of termination, pay in lieu of notice of termination or damages in lieu of notice of termination as a consequence of the termination or severance of Executive’s employment under contract or at common law.

4. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the Severance or Change of Control Severance provided for in Section 3 of this Agreement, Executive hereby waives Executive's right to receive payments under any severance plan or similar program that would otherwise apply to Executive, unless required by law. In the event of any inconsistency between this Agreement and any other plan, program or agreement in which Executive is a participant or a party, this Agreement shall control unless such other plan, program or agreement specifically refers to this Agreement as not so controlling.

5. Confidentiality. Executive agrees that Executive's services to the Company are of a special, unique and extraordinary character, and that Executive's position places Executive in a position of confidence and trust with the Company's Customers, clients, vendors, Suppliers, contractors, business partners and employees. Executive also recognizes that Executive's position with the Company will give Executive substantial access to Confidential Information, the unauthorized use or disclosure of which to competitors of the Company would cause the Company to suffer substantial and irreparable damage. Executive recognizes and agrees, therefore, that it is in the Company's legitimate business interest to restrict Executive's use of Confidential Information for any purposes other than the proper discharge of Executive's employment duties at the Company, and to limit any potential appropriation of Confidential Information by Executive for the benefit of the Company's competitors and/or to the detriment of the Company. Accordingly, Executive agrees as follows:

Executive Employment Agreement (Canada)

(a) Executive shall not at any time, whether during or after the termination of Executive's employment with the Company or any Company subsidiary or affiliate for any reason, reveal or disclose to any person or entity any of the trade secrets or Confidential Information of the Company, or the trade secrets or Confidential Information of any third party which the Company is under an obligation to keep confidential.   Executive shall keep secret all Confidential Information entrusted to Executive and shall not use or attempt to use any such Confidential Information for personal gain or in any manner that may injure or cause loss, or could reasonably be expected to injure or cause loss, whether directly or indirectly, to the Company.

(b) The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation on the part of such third party; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided that Executive shall provide the Company prior written notice of any such required disclosure once Executive has knowledge of it and will help the Company to the extent reasonable to obtain an appropriate protective order. Moreover, the foregoing shall not limit Executive's ability to (A) to discuss the terms of Executive's employment, wages and working conditions to the extent expressly protected by applicable law, (B) to report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under federal or state "whistleblower" laws, or (C) to respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation or proceeding.

(c) Executive agrees that during Executive's employment with the Company or any Company subsidiary or affiliate Executive shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature constituting Confidential Information or Developments (as defined below) otherwise than for the benefit of the Company. Executive further agrees that Executive shall not, after the termination of Executive's employment for any reason, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that, immediately upon the termination of Executive's employment for any reason, Executive shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

(d) Executive agrees that upon the termination of Executive's employment with the Company or any Company subsidiary or affiliate for any reason, Executive shall not take or retain without written authorization any documents, files or other property of the Company, and Executive will return promptly to the Company any such documents, files or property in Executive's possession or custody, including any copies thereof maintained in any medium or format. Executive recognizes that all documents, files and property that Executive has received and will receive from the Company, including but not limited to scientific research, Customer lists, handbooks, memoranda, product specifications, and other materials (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive's employment with the Company), are for the exclusive use of the Company and employees who are discharging their responsibilities on behalf of the Company, and that Executive has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Executive's employment with the Company for any reason.

(e) Executive acknowledges that Executive will not have criminal or civil liability under any trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law;

Executive Employment Agreement (Canada)

or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Intellectual Property.

(a) If at any time or times during Executive's employment with the Company or any Company subsidiary or affiliate Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the Business (as defined below) of the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned to Executive by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and Executive shall promptly disclose to the Company (or any persons designated by it) each such Development, and Executive hereby assigns any rights Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

(b) Upon disclosure of each Development to the Company, Executive will, during Executive's employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(c) In the event the Company is unable, after reasonable effort, to secure Executive's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive's physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact for the sole purpose of acting for and on Executive's behalf and in his stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection thereon with the same legal force and effect as if executed by Executive.

7. Non-Competition. During Executive's employment with the Company, Company or any Company subsidiary or affiliate and for a period of twelve (12) months after termination of Executive's employment (for any reason whatsoever, whether voluntary or involuntary) (the "Non-Competition Period''), Executive shall not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee, representative or stockholder of any company, entity, or other commercial enterprise, or in any other capacity, directly or indirectly engage in any research, development, testing, manufacture, sale, marketing, or licensing related to any products or services developed or provided by the Company in the United States and Canada (the "Business''). The

Executive Employment Agreement (Canada)

foregoing prohibition shall not prevent Executive's employment or engagement after termination of Executive's employment by any company or business organization, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the Business of the Company during Executive's employment with the Company. Executive shall be permitted to own securities of a public company not in excess of two percent (2%) of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of two percent (2%) of any class of such securities and such ownership shall not be considered to be in competition with the Company.

8. Non-Solicitation. During Executive's employment with the Company or any Company subsidiary or affiliate and for a period of twelve (12) months after termination of such employment (for any reason, whether voluntary or involuntary), Executive agrees that Executive will not:

(a) directly or indirectly (i) solicit, entice or induce, or attempt to solicit, entice or induce, any Customer, Supplier or client to become a Customer, Supplier or client of any other person, firm or corporation with respect to any products or services then sold, offered, or under development by the Company or any of its subsidiaries or affiliates, or (ii) solicit, entice or induce, or attempt to solicit, entice or induce any Customer, client vendor, Supplier, contractor, or business development partner to cease doing business with or any in way reduce or impair its business relationship with the Company, and Executive shall not approach or contact any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

(b) directly or indirectly (i) solicit or recruit, or attempt to solicit or recruit, any employee, consultant or contractor of the Company to terminate employment or otherwise cease providing services to the Company or (ii) solicit or recruit, or attempt to solicit or recruit, any employee to work for or provide services to a third party other than the Company; and Executive shall not approach any such person for such purpose or authorize or knowingly approve the taking of such actions by any other person.

9. Non-Disparagement. During Executive's employment and at all times following Executive's termination of employment for any reason, Executive agrees not to make, or knowingly cause to be made, any disparaging statement or communication, written or oral, concerning the Company, or otherwise impugn the business or management of, damage the reputation of, or interfere with the normal operations of the Company, its subsidiaries and/or affiliates, or any of their respective past or present employees, executives, officers, directors, shareholders, members, managers, principals, or representatives. During Executive's employment and at all times following Executive's termination of employment for any reason, the Company agrees that none of the Company (via any authorized public statement), its officers or members of the Board shall make, or knowingly cause to be made, any disparaging statement or communication, written or oral, concerning Executive, or otherwise impugn the business of Executive, damage the reputation of Executive, or interfere with Executive's pursuit of other business endeavors or employment. The foregoing prohibitions include, without limitation:

(i) non-verbal comments or statements made on the Internet, including without limitation, on blogs, forums, social media platforms, review or rating sites, or any Internet site or online message board (including but not limited to Linkedin or GlassDoor); and (ii) comments or statements to any person or entity, including without limitation, to the press or media, the Company, or any entity, Customer, client, vendor, Supplier, consultant or contractor with whom the Company or its subsidiaries or affiliates has, has had or may in the future have a business relationship, that would in any way adversely affect Executive's reputation or his business or employment activities or adversely affect the conduct of the business of the Company or its subsidiaries or affiliates (including but not limited to any business plans or prospects) or the reputation of the Company, its subsidiaries or affiliates, or the aforementioned persons (including without limitation former and present employees of the Company and/or its

Executive Employment Agreement (Canada)

subsidiaries or affiliates). Nothing in this provision or elsewhere in this Agreement shall (a) affect the parties' right to provide truthful information as may be required by law, rule, regulation or legal process, or as requested by any legal or regulatory authority, (b) unlawfully impair or interfere with Executive's rights under the law, or (c) impair or in any way interfere with the Company's ability to engage in intra-Company communications between or among officers, members of the Board, and/or their advisors related to Executive's compensation, retention, and/or job performance.

10. General Provisions.

(a) Executive acknowledges and agrees that, for purposes of Sections 5, 6, 7, 8, and 9 of this Agreement, the term "Company" shall include the Company's direct and indirect controlled subsidiaries and affiliates. Executive acknowledges and agrees that the type and periods of restrictions imposed in Sections 5, 6, 7, 8, and 9 of this Agreement are fair, reasonable and no greater than necessary to protect the Company's legitimate business interests, and that such restrictions are intended solely to protect the legitimate interests of the Company, including its Confidential Information, goodwill (client, Customer, employee, and otherwise), and business interests, and shall not in any way prevent Executive from earning a livelihood or impose upon Executive undue hardship. Executive recognizes and agrees that the Company competes and provides its products and services worldwide, and that Executive's access to Confidential Information makes it both reasonable and necessary for the Company to restrict Executive's post-employment activities worldwide in any market in which the Company competes, and in which Executive's access to Confidential Information and other proprietary information could be used to the detriment of the Company and for which the Company would have no adequate remedy at law. In the event that any restriction set forth in this Agreement is determined by a court of competent jurisdiction to be overly broad or unenforceable with respect to scope, time (duration), or geographical coverage, Executive agrees that such restriction or restrictions shall be modified and narrowed, either by such court of competent jurisdiction, or by the Company, to the least extent possible under applicable law for such restriction or restrictions to be enforceable so as to preserve and protect the legitimate interests of the Company as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.

(b) Executive acknowledges and agrees that should Executive breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Company, monetary relief would not compensate for such breach, and damages arising out of such a breach would be difficult to fully ascertain. Executive therefore agrees that, in addition to any and all other remedies available at law or at equity, the Company shall be entitled to have the covenants, restrictions and agreements contained in Sections 5, 6, 7, 8, and 9 specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders), without the need to post any bond or security, by any court having jurisdiction, and Executive agrees to be subject to the jurisdiction of such court and hereby waives any objection to the jurisdiction or venue thereof.

(c) Executive agrees that if the Company fails to take action to remedy any breach by Executive of this Agreement or any portion of the Agreement, such inaction by the Company shall not operate or be construed as a waiver of such breach or of any subsequent or other breach by Executive of the same or any other provision, agreement or covenant.

(d) Executive acknowledges and agrees that the payments and benefits to be provided to Executive under this Agreement are provided as, and constitute sufficient and adequate, consideration for the covenants in Sections 5, 6, 7, 8, and 9 hereof.

Executive Employment Agreement (Canada)

11. Representations and Warranties. Executive represents and warrants the following to the Company, each of which Executive acknowledges is a material inducement to the Company's willingness to enter into this Agreement and a material provision of this Agreement:

(a) Other than as previously disclosed in writing or provided to the Company, Executive is not a party to or bound by any employment agreements, restrictive covenants, non compete restrictions, non-solicitation restrictions, and/or confidentiality or non-disclosure agreements with any other person, business or entity, or any agreement or contract requiring Executive to assign inventions to another party (each, a "Restrictive Agreement"), and Executive has conducted a thorough review of any and all agreements he may have entered into with any current or former employer or any other relevant party to ensure that this representation and warranty is correct.

(b) No Restrictive Agreement prohibits, restricts, limits or otherwise affects Executive's employment with the Company as an executive or ability to perform any of Executive's duties or responsibilities for the Company as contemplated herein.

(c) Executive has not made any material misrepresentation or omission in the course of his communications with the Company regarding the Restrictive Agreements or other obligations to any current or former employer or other third party.

(d) Executive has not, directly or indirectly, removed, downloaded, or copied any confidential or proprietary information or records of any current or former employer (or their subsidiaries and/or corporate affiliates) without the express written consent of an authorized representative of such entity, and shall not use or possess, as of the date Executive begins employment and at all times during his employment with the Company, any confidential or proprietary information or records of any current or former employer (or their subsidiaries and/or corporate affiliates), whether in hard copy or electronic form, including, but not limited to, documents, files, disks, or other materials, all of which Executive is prohibited from using in connection with his employment with the Company.

12. Survivorship. The respective rights and obligations of the parties under this Agreement, including but not limited to those rights and obligations set forth in Sections 5, 6, 7, 8, and 9, shall survive termination of Executive's employment and any termination of this Agreement for any reason to the extent necessary to the intended preservation of such rights and obligations.

13. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Tilray, Inc.

745 Fifth Avenue Suite 1602

New York, New York 10151

Attn: Rita Seguin

Executive Employment Agreement (Canada)

If to Executive, to:

The address of his principal residence most recently on file with the Company.

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

14. Contents of Agreement, Amendment, Interpretation and Assignment.

(a) This Agreement, including the Exhibits attached hereto, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings concerning Executive's employment by the Company and cannot be changed or modified except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

(b) The headings in this Agreement are for convenience only, and both parties agree that they shall not be construed or interpreted to modify or affect the construction or interpretation of any provision of this Agreement.

(c) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner as, and to the same extent that, the Company would be required to perform if no such succession had taken place.

15. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

16. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall operate or be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement other than such taxes that are, by their nature, obligations of the Company.

Executive Employment Agreement (Canada)

18. Counterparts. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

19. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Province of Ontario and the laws of Canada applicable therein.

20. Taxes.  Any taxes applicable to your employment compensation with the Company will be deducted and remitted to the appropriate authorities in accordance with the Company’s stated policies and applicable law.  In the event the Executive works in a second tax jurisdiction at the Company’s request, the Company will cover the reasonable costs for you to use the services of the Company’s tax adviser or another adviser mutually agreed upon by the Parties to prepare you home and host country tax returns for any year during which you are required to file tax returns in more than one country as a result of your employment with the Company.  Any amounts paid to you to cover this cost will be subject to applicable tax and employment withholdings.

21. Independent Legal Advice.  The Executive acknowledges that he has been advised to obtain, and that he has obtained independent legal advice with respect to this Agreement and that he understands the nature and consequences of this Agreement.

22. Dispute Resolution.  In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Company seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, or an administrative proceeding that Executive has a statutory right to commence pursuant to the ESA or the Human Rights Code (Ontario), as amended, that dispute will be resolved in strict confidence as follows:

(a) Amicable Negotiation – The Parties agree that, both during and after the term of Executive’s employment, each Party will make bona fide efforts to resolve any disputes by amicable negotiations;

(b) Mediation – If the Parties are unable to negotiate resolution of a dispute, either Party may refer the dispute to mediation by providing written notice to the other Party. If the Parties cannot agree on a mediator within thirty (30) days of receipt of the notice to mediate, then either Party may make application to the “ADR Institute of Ontario” to have one appointed. The mediation will be held in Toronto, Ontario, in accordance with the National Mediation Rules of the ADR Institute of Canada and each Party will bear its own costs, including one-half share of the mediator’s fees; however, the Parties agree that if the dispute is fully settled with the assistance of the mediator appointed under this section, the Company will be responsible for the full share of the mediator’s fees.

(c) Arbitration – If, after mediation, the Parties have been unable to resolve a dispute and the mediator has been inactive for more than 90 days, or such other period agreed to in writing by the Parties, either Party may refer the dispute for final and binding arbitration by providing written notice to the other Party. If the Parties cannot agree on an arbitrator within thirty (30) days of receipt of the notice to arbitrate, then either Party may make application to the ADR Institute of Ontario to appoint one. The arbitration will be held in Toronto, Ontario, in accordance with the Ontario Arbitration Act, and each Party will bear its own costs, including a one-half share of the arbitrator’s fees.

[SIGNATURE PAGE FOLLOWS]

Executive Employment Agreement (Canada)

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

TILRAY, INC.

Name:
Title

WITNESS	EXECUTIVE

Name:	Carl Merton

Executive Employment Agreement (Canada)

Exhibit A

PSUs

Share Price*	% of Units vested with interpolation between percentages**
0% to less than 25% share price appreciation (threshold)	0%
25% share price appreciation	25%
50% share price appreciation	50%
75% share price appreciation	100%
100% share price appreciation	150%
125% share price appreciation or greater	250%

*

Highest 30-day Volume Weighted Average Price (VWAP) achieved anytime during the 3-year performance period (or such shorter period upon death, Disability, termination without Cause by the Company, Executive’s termination for Good Reason or Change of Control (an “Intervening Event”); provided, however, that in the event of a Change of Control, the Share Price used above shall be the greater of (x) the highest 30-day VWAP prior to the Change of Control or (y) the share price in the Change of Control.  The initial share price for purposes of this grant shall be $15.80, which is equal to the VWAP from May 1 to May 30, 2021.

**	Final vested percentage will be determined based on the earlier of (1) an Intervening Event or (2) the third anniversary of grant date (the “Vesting Date”).

Except as otherwise provided herein or in the Employment Agreement, for the avoidance of doubt, the Executive must remain in continuous employment from the grant date to the Vesting Date in order for the Units (or any portion thereof) to be vested.  Vested Units will be settled within 30 days of the Vesting Date.  Further, any price appreciation occurring after the third (3rd) anniversary of the Effective Date shall result in no further vesting and any unvested portion of the Units at that time shall be forfeited.